Exhibit 99.2

Hortonworks Prepared Financial Remarks for the Third Quarter of 2016

SANTA CLARA, Calif.—November 3, 2016—Hortonworks, Inc.® (NASDAQ: HDP), a leading innovator of open and connected data platforms, today announced financial results for the third quarter of 2016. Consistent with the practice that we adopted for our second quarter 2016 earnings call, we are sharing our prepared financial remarks regarding our earnings results with the investment community on the Investor Relations portion of our website in advance of the call. We believe that this practice will facilitate a more productive question and answer session during our live earnings call with the investment community.

Reuben Gallegos (VP, Corporate Development)

Thank you for reading Hortonworks’ Q3 2016 Earnings Prepared Remarks. Today we will also host a live 30-minute call with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

During the call, we will make forward-looking statements regarding future events and views about the future financial performance of the company. These statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.

These risks are described in our press release and are more fully detailed under the caption “Risk Factors” in our Form 10-K and our other periodic filings with the SEC.

We will also present both GAAP and non-GAAP financial measures. Non-GAAP measures should not be considered in isolation from, as a substitute for, or superior to our GAAP results. We encourage you to consider all measures when analyzing Hortonworks’ performance. A reconciliation of GAAP to non-GAAP measures is included in today’s press release.

In addition, please note that any forward-looking statements that we make today are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events.

Rob Bearden (Chairman and CEO)

Thanks, Reuben. Good afternoon and thanks for joining our earnings call. You might recognize the new person on the call as Reuben, who recently joined Hortonworks and is taking over Brian Marshall’s corporate development and investor relations responsibilities. Unfortunately for us, Brian recently received an incredible opportunity and will be returning to his banking “roots” later this month. We will miss him dearly at the company and wish him the best of luck in his new capacity.

As always, I want to start off by thanking our customers, the open source community, and our partners, employees and shareholders for their support. Key open source data technologies like Apache Hadoop, Apache Spark and Apache NiFi would simply not have the market penetration today without you.

In terms of the structure of these remarks, I will begin with a business update and highlight several strategic use cases we are seeing emerge with some of our customers. Scott Davidson will then review our financial results in more detail, and I’ll provide some final thoughts.

Business Highlights

With over 1,000 enterprise customers deploying Hortonworks solutions at scale, we are helping drive the renovation of legacy data systems. Many of these same customers have moved well beyond this process, which was driven by economics, and are now innovating their business models based upon the needs of their line-of-business users. These line-of-business users demand better, faster and more intelligent access to their data assets so that they can make full use of them and deepen their competitive advantage.

These customers require forward-thinking solutions that combine new paradigm data with extensive legacy datasets. It is a hybrid world, and many of today’s datasets reside both in the cloud and on premise. Forward-thinking customers choose Hortonworks because at its core, its solutions are architected to support hybrid and cloud architectures with all of the security, governance and speed required by today’s most data-driven companies. Hadoop remains at the fulcrum and continues to emerge as the core technology fueling many use cases, solidifying the technology as the new data management platform of choice.

Our connected data platforms have emerged from a powerful combination of the Hortonworks Data Platform (HDP) powered by Apache Hadoop and the Hortonworks DataFlow (HDF) platform powered by Apache NiFi. We believe that they serve as the cornerstone for industry innovation and community collaboration, are 100% open source, and lead to increased market consumption.

Cloud and hybrid dataset architectures continue to emerge. In fact, approximately 25% of our customer base today utilizes Hortonworks solutions in public cloud environments like Microsoft Azure and Amazon Web Services. This is not a new phenomenon to us; we built Microsoft Azure HDInsight, an HDP-packaged version for Microsoft that represented the industry’s first Hadoop managed service for deployment on Azure back in 2013. Execution of workloads is one thing, but the value of being able to offer mission-critical security, governance and data access is critical. We are uniquely positioned to do this with a connected data architecture exemplified by breakthrough product releases in Q3 like HDP 2.5, HDF 2.0 and Microsoft Azure HDInsight that also further enhance streaming analytics, dynamic security and Apache Spark at Scale.

In Q3, we crossed a major milestone and now have over 1,000 customers across 60 countries. In fact, almost 60% of the Fortune 100 are Hortonworks customers, and we have higher penetration rates across the telecommunications and media, retail and financial verticals. Additionally, over 25% of the Fortune Global 500 are Hortonworks customers, highlighting the worldwide customer traction and market adoption of our unique solutions. We are experiencing increased market pull from enterprise line-of-business executive sponsors, and this has resulted in strong renewal momentum and deployment scale. Additionally, our customers are accelerating investments targeted at data service innovation as our solutions enable the value-proposition of modern data applications.

In Q3, total operating billings, an operating measure representing the collective value of our customer invoices in a given period, were $72.5 million in Q3, up 66% year-over-year and an acceleration of growth compared to Q2. Support subscription operating billings in Q3 were up 67% year-over-year, representing 79% of the revenue mix. Support subscription revenue was up 55% year-over-year.

Clearly we made several adjustments coming out of Q2, and I am extremely pleased with how the entire Hortonworks team performed in Q3 by delivering operational excellence. We reported upside to our financial guidance metrics in the third quarter, improved the overall operating cadence of the company and are in a great position to close out 2016 on a strong note.

We are witnessing tremendous evolution across the IT landscape that is being driven by incredible innovation within the Hadoop ecosystem. We believe this transformation is a “once-in-a-generation” event and has enabled rich connected data platforms use-case proliferation at high velocity and tremendous scope. In fact, according to several third party industry research firms, Hadoop and the Internet-of-Things (IoT) are on track to become approximately $50 billion and $1.5 trillion markets, respectively, by 2020. Simply put, we are playing in a very large sandbox.

Industry and Use Case Examples

While the size of the total available market is tremendous, at the end of the day, we’re all about creating business transformations for our customers.

Hortonworks customers such as Arizona State University, Blue Cross Blue Shield, Capital One, Macy’s and Progressive Insurance shared their use cases at our Summit back in June, while approximately 20 Hortonworks customers presented detailed breakout sessions as well. These customers included Ford Motor Company, Marketo, MD Anderson Cancer Center, Motorists Insurance Company, Prescient, Progressive, Royal Bank of Canada, Salesforce, Schlumberger and Webtrends.

We hear about these transformational experiences from our customers in every major industry that Hortonworks serves. With our earnings announcements for the first two quarters of 2016, we shared the stories of many customers who are transforming their businesses and industries with Hortonworks solutions. In Q1, we focused our discussion on customers in the transportation, healthcare and insurance industries. In Q2, we shared anecdotes for some Hortonworks customers in the energy and financial services sectors. For this quarter’s prepared remarks, we would like to highlight the business transformations we are currently seeing in the retail, advertising, telecommunications and media and financial sectors.

Retail and Advertising Industries

More than 70% of U.S. retailers on the Fortune 100 use Hortonworks solutions. Those household names have matured their use of Hortonworks Data Platform (HDP) for data-at-rest and many are now adding Hortonworks DataFlow (HDF) to stay current with management of their data-in-motion across their marketing operations, supply chains and points of purchase.

One US F100 retailer has trusted Hortonworks for its Big Data journey for years. Throughout our journey together, the work we’ve done with this company has provided an important source of information for the open-source community, helping us make Hadoop more useful in a retail setting—for the benefit of our subscriber, its customers, and other retailers transforming their architectures with HDP.

We are also seeing rapid growth among retailers and digital marketers outside of the United States.

Headquartered in Italy but with operations globally, ContactLab has been collecting digital marketing data over the past 15 years. With changes in the Big Data landscape, the company re-engineered its business models to focus on new data-driven products and revenue streams. ContactLab has built a cloud-based marketing data science service running on HDP to help its clients grow revenue by identifying actionable insights. This new framework to ingest, analyze and activate customer data provides a 360-degree view that improves engagement between ContactLab’s clients and their respective customers.

Hortonworks is also supporting entrepreneurial companies that are disrupting traditional marketing and retail models.

Some of those market makers begin their journey to actionable intelligence with HDF as a stand-alone solution. One of these HDF subscribers is DHISCO, an online distributor of hotel “room nights” that oversees over $13 billion in annual global bookings. DHISCO streams unstructured data from various hospitality customers they service that allows them to process over 12 billion booking transactions per month in milliseconds. Timing is crucial for DHISCO, as processing data at slower speeds would showcase incorrect rates for customers that could drive business elsewhere. HDF, driven by Apache NiFi and Apache Kafka, have allowed them to process these streams of data in real time, allowing for the most current rates for end users and hoteliers alike. Now hoteliers can reach travelers quickly enough—and with just the right room offer—before they check in to a competitor’s property, sometimes hours or even minutes before check-in. Now that they’ve got their data ingest challenge solved with HDF, DHISCO is looking into HDP for its long-term storage and processing roadmap.

Other marketing businesses are using Hortonworks connected data platforms to define new market categories such as Account-Based Marketing (ABM).

This is occurring near our headquarters in Silicon Valley, with two of the leading innovators in predictive marketing: Marketo and EverString. Both Hortonworks customers, Marketo and Everstring just announced their partnership for Account-Based Marketing. J.J. Kardwell, President and Co-founder of EverString, summed up the synergy in a recent press release, “EverString is proud to be the predictive marketing partner in the Marketo Account-Based Marketing ecosystem. The combination of EverString’s target account selection and similar company identification capabilities with Marketo’s central account management, cross-channel engagement, and revenue-based analytic capabilities make achieving ABM success easier than ever.” We at Hortonworks are doubly proud to provide a critical component of the connected data architectures that Marketo and Everstring rely on for their ABM partnership.

Telecommunications and Media Industries

In the telecommunications and media industries, Hortonworks customers are using both HDF to manage data-in-motion and HDP to manage data-at-rest. Hortonworks’ connected data platforms help these innovative companies build modern data applications for use cases such as a single view of their customers, cyber-security, network optimization, energy savings, data architecture cost offload and preparation for the data transmission requirements posed by connected cars. At the end of the third quarter, we were very pleased that more than 80% of the telecommunications and media companies in the U.S. Fortune 100 were Hortonworks customers.

The expertise we’ve built with United States telecommunications companies gives Hortonworks the expertise to support telco firms in other parts of the world.

For example, Hortonworks is seeing great success with multiple Telefónica affiliates in Europe and Latin America. Telefónica worldwide recently launched a program to monitor all communications on its worldwide networks, by aggregating and analyzing anonymous user behavior in real-time. Telefónica Chile is one of the first affiliates to roll out the program, because the country has some of the fastest growth in 4G data traffic. With its substantial investments in both HDP and HDF, Telefónica Chile is able to detect network problems and resolve those before customers notice them. Furthermore, real-time network monitoring will help the company do predictive equipment maintenance, proactively optimize the network, target promotional offers, analyze energy consumption and optimize its call centers.

WIND Mobile is Canada’s fourth largest mobile operator, and it prides itself on offering affordable rates. That affordability is possible because the company built its network around the urban centers where Canadians spend most of their time, and it maintains a disciplined focus on maximizing the efficiency of its IT investments. This is why WIND turned to Hortonworks for what is the first use case of many customers: to offload costly data storage and ETL transformations from legacy platforms. WIND began its journey with cost-saving active archive and ETL offload projects, and now it can invest those savings to improve customer service with a 360-degree view of how subscribers engage with the company.

Pinsight Media is the elite mobile data company that uses verified, network-level data to fuel intelligent brand decisions. Pinsight’s Data Management Platform (DMP) ingests over 60 terabytes of data daily from over 30 unique sources across 65 million devices leveraging HDP. Its data science experts then use a proprietary method to combine first-party data with mobile web, app and location data to understand the persistent behaviors of a brand’s best customer, pinpointing those who have the highest propensity to respond. This results in actionable insights and smarter audience targeting that maximizes spend, minimizes waste, and refines the marketing messages. Mobile is essential to customers, which makes Pinsight essential to brands.

Financial Industry

More than 60% of financial firms on the US Fortune 100 use Hortonworks solutions, and we continue to win major financial customers in global markets outside of the United States. As we have done with our telecommunications and media expertise, we bring our knowledge earned working with the largest US financial firms to our relationships with banks, capital markets and insurance enterprises in other countries.

Our team in the UK has been working with a number of FTSE 100 customers, including Barclays.

Sompo Japan Nipponkoa Insurance Inc. is redesigning its business around its “Innovation for Wellbeing” initiative. Its investment in HDP is the first step in delivering new, digital customer experiences around safety, security and wellbeing. By creating a new data framework, Sompo will be ingesting, analyzing and activating customer information to deliver the new benefits of the initiative as quickly as possible.

Munich Re has adopted HDP as its global big data platform, which will provide a cost-effective and technically advanced way to meet big data challenges that exist within the reinsurance industry. The data lake platform operates by accessing and storing a number of different external and internal data sources, to perform different transformations on data and simultaneously analyze even extremely large quantities of data. One factor leading Munich Re, headquartered in Munich, to select Hortonworks was its strong partner ecosystem. In particular, its partnership with SAS enables Munich Re to benefit from the combination of Hadoop-powered data storage and the processing power of SAS Analytics.

Summary

In addition to these select retail, advertising, telecommunications, media and financial customers, Hortonworks connected data platforms can help unlock value from both data-at-rest and data-in-motion for leading customers in every major industry vertical.

Regardless of the use case or the industry, there is a recurring pattern: leading enterprises are choosing Hortonworks’ connected data platforms because they believe “Open, Flexible, Secure and Manageable” are all table stakes for enterprise-grade platforms. These same attributes are also required to build and develop an ecosystem of over 1,800 partners in the Hortonworks Partnerworks Program that help the platform flourish and it’s critical for next-gen data management solutions to work seamlessly with our customers’ existing IT environments.

Scott Davidson (CFO)

I will start by providing details on our third quarter performance and conclude with our outlook for the fourth quarter and full year 2016.

Operating billings, the aggregate value of all invoices sent to our customers in a given period, were $72.5 million, reflecting growth of 66%. Support subscription operating billings were up 67% year-over-year and represented 79% of total operating billings.

From a deal perspective:

•	We had 10 deals over $1 million, a record number,

•	The average new subscription deal size remained below the $100k mark while the average add-on deal size remained below $200k, and

•	The dollar-based net expansion rate was 140% over the trailing four-quarter average

Q3 total revenue was $47.5 million, up 47% compared to the prior year and support subscription revenue was $32.5 million, up 55% year-over-year. 68% of Q3 total revenue was comprised of subscription revenue compared to 65% in Q3 2015. As subscription revenue grew faster than total revenue it generates higher gross margins. Non-GAAP gross margin was 61% compared to 57% for the prior year.

Geographically, we have a presence in 17 countries and international revenue for Q3 accounted for 23% of total revenue.

Turning to the expenses, the operating leverage trend on an absolute basis continues to improve. Within Q3, support subscription revenue grew 55%, while operating expenses grew by 34%. Please note that Q3 expenses included approximately $2 million in severance costs. We have re-allocated our expense dollars on a sequential basis into revenue producing roles and curtailed expenses in other areas. We expect further margin improvement as we continue to manage our expense profile and as the impact of renewal dollars becomes proportionately larger.

Sales and marketing expense was up 35% over the prior year versus operating billings which grew 66%. We continue to make targeted investments in this area to support sales coverage and associated solution engineers.

Q3 research and development expenses increased 32% year-over-year to $16.0 million, primarily driven by headcount while general and administrative expense was $11.9 million, compared to $9.2 million last year.

Q3 non-GAAP net loss was $40.2 million or $0.68 per share based on 59.0 million weighted average shares outstanding. This compares to a Non-GAAP net loss of $33.3 million or $0.76 per share based on 44.0 million weighted average shares outstanding in the year-ago period.

Total deferred revenue balance was $156.8 million and increased $64.7 million year-over-year and $25.0 million sequentially. The average contract length for all deals was approximately 18 months, consistent throughout the year. Approximately 95% of the total deferred revenue balance was comprised of support subscription.

Remember we are building a data platform where purchases are characterized by long-term decisions which have architectural implications attached to them. They may start small, but our expand strategy is imperative for us to establish our platform aspirations. There is a common belief that multi-year deals are automatically linked to significantly higher discount rates. However, relative to one-year deals in Q3, on transactions with deal sizes above $500,000, the incremental discounts on multi-year deals were under 10%. Multi-year deals provide many benefits including long-term visibility into GAAP revenue, enables us to secure a customer for a longer period of time, develops a deeper relationship with the customer and extends customer lifetime value. So, in our competitive market where purchase decisions have long-term implications, multi-year deals in fact help drive the business model and platform adoption.

On the cash side, we exited the quarter with $95.6 million and we recently closed a $30.0 million revolving credit facility with Silicon Valley Bank. While we have no immediate plans to draw down on this facility, it provides us with flexibility with how we manage working capital.

Q3 operating cash flow (OCF) was impacted by the outperformance of billings, timing of the larger deals and their affect on working capital in addition to one-time payments such as severance.

While we have not formally guided operating cash flow in the past, we believe additional commentary would be helpful and we anticipate GAAP OCF to be in the negative “mid-teens” millions for Q4 2016 and breakeven in the middle of 2017.

Our Outlook

As of November 3, 2016, Hortonworks is providing the following financial outlook for the fourth quarter and full year 2016:

For the Fourth Quarter 2016

We expect total GAAP revenue to be $48.0 million for the fourth quarter of 2016.

We expect operating billings to be $81.0 million for the fourth quarter of 2016.

We have historically provided guidance for Adjusted EBITDA, which we calculated as revenue plus change in deferred revenue minus non-GAAP expenses plus depreciation. As we have indicated in the past, we expect to achieve Adjusted EBITDA breakeven this quarter. This is the last quarter we will guide to each element of Adjusted EBITDA separately, as follows:

GAAP Revenue:	$48.0 million
Change in Deferred Revenue:	$33.0 million
Non-GAAP Expenses:	$83.0 million
Depreciation:	$2.0 million

For the Full Year 2016

We currently estimate total GAAP revenue of $180.5 million and operating billings to be $269.4 million in 2016.

Rob Bearden

In summary, I would like to leave you with four fundamental points:

1.	Hortonworks is a leader in connected data platforms and connected data architectures,

2.	We offer innovative next-gen data management solutions which deliver actionable intelligence to the world’s largest enterprise organizations,

3.	Our customers are digitally transforming their businesses and business models by deploying our solutions in production at scale, and finally, and finally

4.	We are driving an extremely vibrant ecosystem that is collectively speeding the pace of open source innovation.

Our tag line sums it up perfectly . . . Hortonworks is powering the future of data.

As I mentioned earlier, we expect to deliver healthy growth rates with a renewed focus on expense leverage as we track to Adjusted EBITDA breakeven this quarter.

Most importantly, we are not doing this alone – again, we want to thank our customers, the open source community, our partners, employees and shareholders.

This concludes the prepared remarks for our Q3 2016 earnings and we look forward to hosting a live 30-minute question and answer session with the investment community at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) today. Interested parties may access the call by dialing (877) 930-7786 in the U.S. or (253) 336-7423 from international locations. In addition, a live audio webcast of the conference call will be available on Hortonworks’ Investor Relations website for approximately seven days at http://investors.hortonworks.com.

Use of forward-looking statements

These remarks contain “forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “may,” “will,” “might,” “expect,” “believe,” “anticipate,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative thereof or comparable terminology, and may include (without limitation) information regarding our expectations, goals or intentions regarding future performance, including the forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make.

The important factors that could cause actual results to differ materially from those in any forward-looking statements include, but are not limited to, the following: (i) we have a history of losses, and we may not become profitable in the future, (ii) we have a limited operating history, which makes it difficult to predict our future results of operations, and (iii) we do not have an adequate history with our support subscription offerings or pricing models to accurately predict the long-term rate of support subscription customer renewals or adoption, or the impact these renewals and adoption will have on our revenues or results of operations.

Further information on these and other factors that could affect our financial results and the forward-looking statements in these remarks are included in our Form 10-K filed on March 15, 2016, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 filed August 9, 2016 and our final prospectus dated February 1, 2016 and filed on February 2, 2016, or in other filings we make with the Securities Exchange Commission from time to time, particularly under the caption Risk Factors.

All forward-looking statements in these remarks are made as of the date hereof, based on information available to us as of the date hereof, and we undertake no obligation, and do not intend, to update these forward-looking statements.

About Hortonworks

Hortonworks is an industry leading innovator that creates, distributes and supports enterprise-ready open data platforms and modern data applications that deliver actionable intelligence from all data: data-in-motion and data-at-rest. Hortonworks is focused on driving innovation in open source communities such as Apache Hadoop, Apache NiFi and Apache Spark. Along with its 1,800+ partners, Hortonworks provides the expertise, training and services that allow customers to unlock transformational value for their organizations across any line of business.

Hortonworks, Powering the Future of Data, HDP and HDF are registered trademarks or trademarks of Hortonworks, Inc. and its subsidiaries in the United States and other jurisdictions. For more information, please visit www.hortonworks.com. All other trademarks are the property of their respective owners.

For Additional Information Contact:

Reuben Gallegos

VP, Corporate Development

rgallegos@hortonworks.com